Exhibit (a)(5)

For Immediate Release

Media Contact:

Steven Lipin/Sarah Lubman, Brunswick Group, 212-333-3810

Investor Contact:

Larry Dennedy, MacKenzie Partners, 212-929-5500

Gold Kist Board Expresses No Opinion and Remains Neutral Toward Pilgrim’s Pride

Corporation’s Unsolicited Senior Note Tender Offer

ATLANTA—October 12, 2006—Gold Kist Inc. (NASDAQ:GKIS) announced today that its Board of Directors unanimously expresses no opinion and remains neutral toward the unsolicited offer by Pilgrim’s Pride Corporation on September 29, 2006 to purchase all of Gold Kist’s outstanding 10 1/4 Senior Notes due March 15, 2014 and the related consent solicitation.

The Board arrived at this position after considering the facts and circumstances surrounding Pilgrim’s unsolicited note tender offer. The Board believes that noteholders should make their own decision as to whether to tender. The Board, however, strongly urges Gold Kist’s noteholders to carefully consider all aspects of Pilgrim’s tender offer for the notes and related consent solicitation before deciding for themselves whether to tender. Among the factors which noteholders should be aware of in making their determination are:

•	Pilgrim’s unsolicited note tender offer is subject to a number of conditions, including, among other things, the satisfaction or waiver of the conditions to Pilgrim’s September 29, 2006 unsolicited tender offer to purchase Gold Kist’s common stock; and the requirement that there have been validly tendered and not withdrawn a majority of the then outstanding principal amount of notes and consents;

•	Pilgrim’s unsolicited common stock tender offer is itself subject to numerous conditions which reduce the likelihood of the transaction being completed. Because Pilgrim’s note tender offer is conditioned upon the satisfaction or waiver of the conditions to Pilgrim’s common stock tender offer, the note tender offer is equally as unlikely to be completed, unless these conditions are waived for the note tender offer; and

•	The Board has previously recommended that Gold Kist’s stockholders reject Pilgrim’s unsolicited common stock tender offer, in part due to the numerous conditions which reduce the likelihood that the transaction will be completed. The factors considered by the Board and the Special Committee in arriving at this conclusion are included in a Solicitation/Recommendation Statement on Schedule 14D-9 that was filed today with the Securities and Exchange Commission.

The announcements contained in this press release were made pursuant to Gold Kist’s obligations under Rule 14e-2 under the Securities Exchange Act of 1934.

The determination of the Board announced today does not change the recommendation of the Board that stockholders reject Pilgrim’s unsolicited common stock tender offer commenced on September 29, 2006.

Merrill Lynch & Co. and Gleacher Partners LLC are acting as financial advisors to Gold Kist and Alston & Bird LLP and Richards, Layton & Finger are serving as outside legal counsel.

We will file a proxy statement in connection with our 2007 annual meeting of stockholders. Our stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company’s Internet website at www.goldkist.com or by writing to Gold Kist Inc., Attn: Investor Relations, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322 2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Gold Kist Inc. stockholders is available on Schedule 14A filed with the Securities and Exchange Commission on August 21, 2006.

About Gold Kist

Gold Kist is the third largest chicken company in the United States, accounting for more than nine percent of chicken produced in the United States in 2005. Gold Kist operates a fully-integrated chicken production business that includes live production, processing, marketing and distribution. Gold Kist’s operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the company’s Web site at http://www.goldkist.com.

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